EXHIBIT 10.63

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "AGREEMENT") is made and entered into as of June 1, 2003, by and between BRILLIANT DIGITAL ENTERTAINMENT, Inc., a Delaware corporation (the "COMPANY"), located at 6355 Topanga Canyon Boulevard, Suite 120, Woodland Hills, CA 91367, and Tyler Tarr, an individual ("EXECUTIVE").

                                     RECITAL

         A. The Company and Executive desire to assure that the Company retains the services of Executive, whose experience, knowledge and abilities are extremely valuable to the Company.

         NOW, THEREFORE, in consideration of the terms, conditions, covenants, representations, warranties and promises contained in this Agreement, the parties hereto agree as follows:

         1. EMPLOYMENT. The Company hereby employs Executive and Executive hereby accepts employment with the Company on the terms and conditions set forth herein. Throughout the Term (as defined below), Executive shall faithfully and diligently perform Executive's duties in conformity with the directions of each of the Chief Executive Officer and the Board of Directors of the Company (the "Board"), and serve the Company to the best of Executive's ability. Executive shall devote all of Executive's working time, attention and energies to the business and affairs of the Company. Executive shall have the title of Chief Financial Officer, and shall report to the Chief Executive Officer. At all times while Executive is an employee of the company, Executive shall be headquartered in California. Executive is expressly restricted from being, directly or indirectly, employed, participating in, or being connected in any manner with the ownership, management, operation or control of any business, similar to, or competitive with, the business of the Company in which the Company is presently involved or becomes engaged during the Term. Notwithstanding anything to the contrary contained herein, the Company recognizes that Executive may engage in non-competitive, separate business or professional activities and that Company shall have no right, claim or interest in or to the output or product of any such activities by Executive. Executive has or may have non-competing business interests in (a) the Entertainment Industry in the areas of (i) Pre-Production,
(ii) Production, (iii) Post-Production, and (iv) Distribution (non-peer to peer), (b) the Video Game and Software Industries, and (c) the Consumer Products and Electronics Industry. Executive shall promptly disclose to the Company all of Executive's additional business and professional activities, and any material change in such activities, and shall provide the Company with such information about these activities as reasonably requested by the Company from time to time to ensure Executive's compliance with this Agreement.

         2. TERM. The initial term of this Agreement (the "INITIAL TERM") shall commence upon the date hereof and shall terminate two (2) years thereafter, unless sooner terminated as provided herein. The Term of this Agreement shall automatically renew for additional one year periods (each a "RENEWAL TERM" and, together with the Initial Term, the "TERM") unless terminated as provided herein.


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         3.       COMPENSATION.

                  3.1. ANNUAL BASE SALARY. For Executive's services hereunder, the Company shall initially pay Executive an annual base salary of two hundred thousand United States dollars ($200,000) (the "BASE SALARY"). The Base Salary shall be paid in accordance with the Company's normal procedures for paying salaried employees, but in no event less frequently than semi-monthly.

                  3.2. MANDATORY BASE SALARY INCREASES. The Base Salary shall be increased each January 1st (the "ADJUSTMENT DATE"), commencing with January 1, 2004, by an amount equal to the increase in the Consumer Price Index-U.S. City Average, or any substantially equivalent successor thereto, for the month of the then-current Adjustment Date, as published by the Bureau of Labor Statistics of the United States Department of Labor.

                  3.3. EXECUTIVE BONUS POOL. Commencing with fiscal year 2003 and for each fiscal year during the Term thereafter during which Executive is employed by the Company, the Company shall establish and fund a bonus pool in accordance with the terms set forth on EXHIBIT A for distribution to Executive and certain other senior management personnel (the "EXECUTIVE BONUS POOL"). With respect to any fiscal year during the Term, Executive shall be entitled to receive that portion of amounts paid out of the Executive Bonus Pool as provided in Exhibit A, and the Company shall pay Executive such amount in cash within 110 days after the end of such fiscal year. The portion of the Executive Bonus Pool allocated and paid to Executive shall be pro rated for the first fiscal year during the Term based on the portion of the fiscal year during which Executive was actually employed by the Company or providing consulting services to the Company. The Company acknowledges that Executive has been providing consulting services to the Company since before January 1, 2003, which makes Executive eligible for 100% of his portion of the Executive Bonus Pool for fiscal year 2003 if he remains employed with the Company through December 31, 2003.

                  3.4. TAXES. All amounts paid to Executive hereunder shall be subject to the applicable withholding of social security, federal, state, and other taxes and deductions as required by law.

         4. BENEFITS. Executive shall be entitled to participate in the following benefits:

                  4.1. GROUP MEDICAL AND DISABILITY INSURANCE BENEFITS. During the Term, Executive shall be eligible to participate, and the premiums shall be paid by the Company on behalf of the Executive, in any group medical and disability insurance programs as provided generally to officers of the Company.

                  4.2. VACATION. Executive shall be entitled to four (4) weeks paid vacation for each year of full employment, pro-rated on a sub-annual basis and accruable over the term of the agreement, exclusive of legal holidays, in accordance with the Company's standard practices and policies. Company shall pay Executive for any unused vacation time at the termination of this Agreement.

                  4.3. HOLIDAYS. Executive shall be entitled paid leave for all US legal holidays and other holidays as observed by the Company.


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                  4.4.     RETIREMENT PLANS. During the Term, Executive shall be
eligible to participate in any retirement, pension, or other deferred or supplemental compensation plans operated by the Company and any subsequent or additional retirement plans established by the Board to the same extent as similarly situated executives.

                  4.5. EXPENSE REIMBURSEMENT. Upon presentment of verifiable invoices and other documentation as may be requested by the Company, and subject to the Company's expense reimbursement policies applicable to similarly situated executives, the Company shall reimburse Executive for the reasonable costs and expenses which he incurs in connection with the performance of his duties and obligations under this Agreement including; auto, Internet access, and relevant periodical and other subscriptions up to a monthly maximum of six-hundred and fifty dollars ($650)

                  4.6. EQUIPMENT AND SUPPLIES. The Company shall, at its expense, provide Executive with equipment and supplies that the Company determines, in its reasonable judgment, are customarily necessary for Executive to perform his duties hereunder.

         5. STOCK OPTIONS. Pursuant to the terms and conditions of the Brilliant Digital Entertainment, Inc. 1996 Stock Option Plan, as amended to date (the "PLAN"), subject to the approval of the Board or Compensation Committee of the Board, which approval shall not be unreasonably withheld, the Company shall grant Executive an option (the "OPTION") to purchase up to seven hundred fifty thousand (750,000) shares of the Common Stock of the Company, which shall vest and become exercisable as to one hundred eighty seven thousand five hundred (187,500) of the shares underlying the option on the first anniversary of the date hereof (the "FIRST ANNIVERSARY DATE") and fifteen thousand six hundred twenty five (15,625) of the shares underlying the Option at the end of each month following the month in which the First Anniversary Date occurs. The option agreement for the Option shall provide that, in the event that the Company undergoes a change of control, then, on the occurrence of such event, the Option shall immediately accelerate and vest entirely. A change of control shall mean:
(a) a sale to a single entity of more than 50% of the Company's outstanding Common Stock in a single transaction or series of related transactions; (b) a merger in which the Company's stockholders immediately prior to the merger hold less than 50% of the surviving entity's voting securities immediately following the merger; or (c) a sale of all or substantially all of the Company's assets.

         6.       TERMINATION AND EXPIRATION.

                  6.1.     TERMINATION AT WILL.

                           6.1.1.   BY THE COMPANY. Subject to the provisions of
this SECTION 6, the Company may terminate this Agreement at any time, for any reason, or for no reason, either with or without Cause (as defined below).

                           6.1.2.   BY EXECUTIVE.  Subject to the  provisions of
this SECTION 6, Executive may terminate this Agreement at any time, for any reason, or for no reason, either with or without Good Reason (as defined below), by delivering ninety (90) days' prior written notice


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to the Company; PROVIDED,  HOWEVER, that the Company may reduce such ninety (90)
day period in its sole discretion.

                  6.2. TERMINATION BY THE COMPANY WITHOUT CAUSE OR TERMINATION BY EXECUTIVE WITH GOOD REASON. If the Company terminates Executive's employment hereunder without Cause, or if Executive terminates his employment hereunder for Good Reason (as defined blow), then, in addition to payment of Executive's accrued portion of the Base Salary, accrued vacation, and reimbursable expenses as of the date of termination, Executive or Executive's representative shall be entitled to the following:

                           6.2.1.   SEVERANCE  PAY.  The  Company  shall  pay to
Executive, in the manner and subject to the conditions provided herein, and in addition to any other amounts to which Executive is entitled hereunder, an amount (the "SEVERANCE PAY") equal to one (1) year of Base Salary. Fifty percent (50%) of the Severance Pay shall be paid to Executive within ten (10) days of termination of employment or at the next company pay period, whichever is earlier. The remaining fifty percent (50%) of the Severance Pay shall be paid in six (6) equal consecutive monthly installments on the last day of the calendar month, commencing on the last day of the first full calendar month following termination, so long as (i) Executive does not breach his obligations under the Proprietary Rights Agreement (as defined below), or (ii) Engage in a Competing Business (as defined below).

                           6.2.2.   CONTINUATION COVERAGE. Except in the case of
termination of Executive's employment as a result of his death, the Company shall pay on behalf of Executive, the premiums payable in order to continue the same medical coverage for Executive and Executive's family under the Company's health insurance plan existing as of the date of termination, which payments shall be made for a period ending on the earlier of (a) expiration of the maximum period for which COBRA coverage is available to Executive, and (b) the date Executive and Executive's family is otherwise covered by another health insurance plan (the "CONTINUATION COVERAGE").

                           6.2.3.   ACCELERATED   VESTING.   The  Option   shall
immediately   accelerate  and  vest  entirely  on  the  termination   date  (the
"ACCELERATED VESTING").

                           6.2.4.   EXECUTIVE BONUS POOL. Executive shall remain
eligible to receive a pro rata amount of his portion of the Executive Bonus Pool, if any, funded for the fiscal year during which Executive's employment with the Company terminates. The portion of the Executive Bonus Pool, if any, allocated and paid to Executive for the fiscal year during which Executive's employment with the Company terminates shall be based on the portion of the fiscal year during which Executive was actually employed by the Company. The pro rata amount of Executive's portion of the Executive Bonus Pool, if any (the "PRO RATA BONUS AMOUNT"), shall be paid to Executive at the time and in the manner provided for in SECTION 3.3 above.

                  6.3. TERMINATION BY THE COMPANY WITH CAUSE; TERMINATION BY EXECUTIVE WITHOUT GOOD REASON. If the Company terminates Executive's employment with Cause, or if Executive terminates his employment with the Company without Good Reason, Executive shall be entitled to payment of Executive's accrued portion of the Base Salary, accrued vacation, and reimbursable expenses as of the date of termination. Executive shall not be entitled to any of the


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Severance Pay, Continuation Coverage,  Accelerated Vesting, Executive Bonus Pool
for the fiscal year preceding the fiscal year in which such termination occurs (to the extent unpaid at the time of termination), or Pro Rata Bonus Amount for the fiscal year in which such termination occurs.

                  6.4. TERMINATION OF EXECUTIVE AS A RESULT OF DEATH OR DISABILITY. If Executive's employment terminates as a result of his death or Disability (as defined below), Executive or Executive's representative shall be entitled to payment of Executive's accrued portion of the Base Salary, accrued vacation, and reimbursable expenses as of the date of termination, Executive Bonus Pool for the fiscal year preceding the fiscal year in which such termination occurs (to the extent unpaid at the time of termination), and the Pro Rata Bonus Amount for the fiscal year in which such termination occurs.

         7.       DEFINITIONS.

                  7.1. CAUSE. For purposes of this Agreement, the term "CAUSE" shall mean termination of Executive by the Company for the following, as determined by a majority vote of the Compensation Committee of the Board: (a) a willful breach by Executive of any material provision of this Agreement that remains uncured by Executive within thirty (30) days of written notice of such breach from the Board or the Compensation Committee of the Board; (b) repeated and willful failure or refusal to perform Executive's material duties hereunder or repeated and gross negligence in the performance by Executive of his duties hereunder that remains uncured by Executive within thirty (30) days of written notice from the Board; PROVIDED, HOWEVER, that the Company shall only be required to give notice one time, or (c) if Executive is convicted of a felony.

                  7.2. DISABILITY. For the purposes of this Agreement, "DISABILITY" shall mean any physical or mental disability which causes Executive to be unable to substantially perform Executive's normal duties as an employee of the Company; PROVIDED, HOWEVER, that Executive shall not be considered disabled until (i) Executive has been so disabled for one hundred eighty (180) days; (ii) Executive's attending physician shall have furnished to the Company certification that the return of Executive to his duties as an employee of the Company is impossible or improbable; and (iii) Executive is determined to be totally disabled by the disability insurer then insuring Executive, if any.

                  7.3. ENGAGE IN A COMPETING BUSINESS. For purposes of this Agreement, "ENGAGE IN A COMPETING BUSINESS" shall mean directly or indirectly, either individually or as a principal, partner, agent, employee, employer, consultant, stockholder, joint venture, or investor, or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, engaging in, assisting or having any active interest in a business operating anywhere in the world that utilizes peer-to-peer and distributed computing including but not limited to distributed use of CPU, bandwidth and storage of a client (peer) PC, distribution of digital content, and 3D real time animation for use with the Internet. Notwithstanding the above, this paragraph shall not be construed to prohibit Executive from owning less than one percent (1%) of the securities of a publicly held corporation.

                  7.4. GOOD REASON. For purposes of this Agreement, the term "GOOD REASON" shall mean Executive's termination of his employment with the Company for one or more of the


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following reasons:  (a) the material reduction of Executive's title,  authority, duties or responsibilities, or the assignment to Executive of duties materially inconsistent with Executive's position with the Company as set forth in SECTION 1 hereof that remains uncured by the Company within thirty (30) days of written notice from Executive to the Chief Executive Officer of the Company; (b) the relocation of more than 100 miles from the Company's executive offices at 6355
Topanga  Canyon  Boulevard,   Suite  120,  Woodland  Hills,  CA  91367,  without
Executive's concurrence; or (c) any other material breach by the Company of this Agreement that remains uncured by the Company within thirty (30) days of written notice from Executive to the Chief Executive Officer of the Company.

         8. CONFIDENTIALITY AND NON-SOLICITATION. During the Term, Executive will have access to and become acquainted with what Executive and the Company acknowledge are trade secrets and other confidential information (the "CONFIDENTIAL INFORMATION") which are the exclusive property of the Company. In light of the sensitive and proprietary nature of the Confidential Information, notwithstanding any provision in this Agreement, Executive agrees to execute and be bound by the Company's Employee Confidential Information and Non-Solicitation Agreement attached hereto as EXHIBIT B.

         9.       MISCELLANEOUS PROVISIONS.

                  9.1. NOTICES. Except as otherwise provided in this Agreement, all notices, requests, demands, and other communications under this Agreement shall be given in writing and shall be served either personally, by facsimile or delivered by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

                  If to the Company:

                  c/o Brilliant Digital Entertainment, Inc.
                  6355 Topanga Canyon Boulevard, Suite 120
                  Woodland Hills, California 91367
                  Attention:  Chief Executive Officer
                  Facsimile:  (818) 615-0995

                  If to Executive:

                  At Executives primary residence address as shown on the records of the Company.

Notices shall be deemed received at the earliest of actual receipt, confirmed facsimile or three (3) days following mailing.

                  9.2. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter contained herein and supersedes all prior agreements, representations, and understandings of the parties.

                  9.3.     AMENDMENTS.   This  Agreement  may  not  be  amended,
supplemented, canceled, or discharged except by written instrument executed by the parties hereto.


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                  9.4.     WAIVERS.  All waivers  hereunder shall be in writing.
No waiver by any party hereto of any breach or anticipated breach of any provision of this Agreement by any other party shall be deemed a waiver of any other contemporaneous, preceding, or succeeding breach or anticipated breach, whether or not similar, on the part of the same or any other party.

                  9.5. SEVERABILITY. In the event that any provision of this Agreement shall be unenforceable or inoperative as a matter of law, the remaining portions or provisions shall remain in full force and effect.

                  9.6. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, executors, administrators, successors, and assigns, provided, however, that Executive may not assign any or all of his rights or duties hereunder except following the prior written consent of the Company.

                  9.7.     COUNTERPARTS.  This  Agreement may be executed in two
(2) or more counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute one and the same Agreement.

                  9.8. SECTION HEADINGS. The section headings used in this Agreement are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                  9.9. GOVERNING LAW. Except where otherwise indicated, this Agreement shall be construed and enforced in accordance with the laws of the State of California, County of Los Angeles, without regard to conflicts of law principles of such state.

                  9.10. ARBITRATION. The parties agree that they will use their best efforts to amicably resolve any dispute arising out of or relating to this Agreement. Any controversy, claim or dispute that cannot be so resolved shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Any such arbitration shall be conducted in Los Angeles, California, or such other place as may be mutually agreed upon by the parties. Within fifteen
(15) days after the commencement of the arbitration, each party shall select one person to act arbitrator, and the two arbitrators so selected shall select a third arbitrator within ten (10) days of their appointment. Each party shall bear its own costs and expenses and an equal share of the arbitrator's expenses and administrative fees of arbitration.

                  9.11. AUTHORITY. The Company represents that the officer executing this Agreement on the Company's behalf has full right, authority and power to enter into this Agreement on behalf of Company.

                  9.12. BOOKS OF ACCOUNT. Executive shall have the right, personally or through his agent, to examine the Company's relevant books of account at any reasonable time designated by Executive for the purpose of auditing the Company's revenues and payments due to Executive hereunder based thereon. The Company agrees that it shall maintain such books of account in accordance with Generally Accepted Accounting Principles.


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                  9.13.    ADVICE OF COUNSEL. Executive acknowledges that he has
been advised to seek independent legal counsel for advice regarding the effect of the terms and provisions hereof, and has either obtained such advice of independent legal counsel, or has voluntarily and without compulsion elected to enter into and be bound by the terms of this Agreement without such advice of independent legal counsel.


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         IN  WITNESS  WHEREOF,  the  parties  hereto  have  duly  executed  this
Employment Agreement as of the date first above written.

                      BRILLIANT DIGITAL ENTERTAINMENT, INC.

                      By:        /S/ KEVIN BERMEISTER
                               ------------------------------------
                      Name:    KEVIN BERMEISTER
                      Title:   CHIEF EXECUTIVE OFFICER


                      EXECUTIVE:

                        /S/ TYLER TARR
                      ---------------------------------
                      Tyler Tarr


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                                    EXHIBIT A

                              EXECUTIVE BONUS POOL

A.       SUMMARY:

         1. The Executive Bonus Pool will be based upon the Contribution Margin (as defined below).

         2. The percentage of Contribution Margin that will be funded into the Executive Bonus Pool in any fiscal year and distributed to participants will be determined by the amount of the Company's EBITDA for the immediately preceding fiscal year, as shown on the Company's audited financial statements.

         3. Achieving a Contribution Margin equal to at least 85% of Budgeted Contribution Margin is required before any Executive Bonus Pool amount will be awarded.

         4. Each participant in the Executive Bonus Pool will be entitled to that portion of the amount paid out of the Executive Bonus Pool as is equal to the ratio determined by dividing (a) the participant's annual Base Salary by (b) the aggregate amount of all participants' annual Base Salary.

B.       EXECUTIVE BONUS POOL CALCULATIONS:

         If the Contribution Margin for a fiscal year is equal to or greater than 85% of the Budget Contribution Margin for that fiscal year, then:

         1. If EBITDA in a fiscal year is less than $3,000,000 million, then the amount funded into the Executive Bonus Pool will be 3% of the Contribution Margin for that fiscal year.

         2. If EBITDA in a fiscal year is between $3,000,000 and $4,999,999, inclusive, the amount funded into the Executive Bonus Pool will be 4% of the Contribution Margin for that fiscal year.

         3. If EBITDA in a fiscal year is between $5,000,000 and $8,999,999, inclusive, the amount funded into the Executive Bonus Pool will be 5% of the Contribution Margin for that fiscal year.

         4. If EBITDA in a fiscal year is $9,000,000 or more, then the Executive Bonus Pool will be 8% of the Contribution Margin for that fiscal year.

         In no event, however, shall the amount funded into the Executive Bonus Pool for any fiscal year exceed two (2) times the aggregate amount of all participants' Base Salary (the "MAXIMUM EXECUTIVE BONUS POOL").


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C.       EXECUTIVE BONUS POOL PAYOUTS:

         1. If the Contribution Margin for a fiscal year is less than 85% of the Budgeted Contribution Margin for the same fiscal year, then no amount shall be paid to participants in the Executive Bonus Pool.

         2. If the Contribution Margin for a fiscal year is between 85% and 89.99%, inclusive, of the Budgeted Contribution Margin for the same fiscal year, then an amount equal to 25% of the amount funded into the Executive Bonus Pool shall be paid to participants in the Executive Bonus Pool.

         3. If the Contribution Margin for a fiscal year is between 90% and 94.99%, inclusive, of the Budgeted Contribution Margin for the same fiscal year, then an amount equal to 50% of the amount funded into the Executive Bonus Pool shall be paid to participants in the Executive Bonus Pool.

         4. If the Contribution Margin for a fiscal year is between 95% and 99.99%, inclusive, of the Budgeted Contribution Margin for the same fiscal year, then an amount equal to 75% of the amount funded into the Executive Bonus Pool shall be paid to participants in the Executive Bonus Pool.

         5. If the Contribution Margin for a fiscal year is equal to or greater than 100% of the Budgeted Contribution Margin for the same fiscal year, then an amount equal to 100% of the amount funded into the Executive Bonus Pool shall be paid to participants in the Executive Bonus Pool.

         Amounts funded into the Executive Bonus Pool which are not paid out of the Executive Bonus Pool shall be forfeited, and no participant shall be entitled to all or any portion of such amounts during any present or future period.

D.       EXAMPLES:

         If the EBITDA for a given fiscal year was greater than $9m, then the amount funded into the Executive Bonus Pool would be 8% of Contribution Margin. If the Budgeted Contribution Margin was $20 million, and the Contribution Margin was $17 million (or 85% of budget), then participants in the Executive Bonus Pool would receive, in the aggregate, $340,000, calculated as follows: an amount equal to $17,000,000 multiplied by 8% (or $1,360,000), would be funded into the Executive Bonus Pool, of which 25% of that amount (or $340,000) would be distributed to all participants and $1,020,000 would be forfeited.

         If a Contribution Margin of $15 million was achieved (representing 75% of budget), no payout would be made.

         If a Contribution Margin of $20 million was achieved (representing 100% of budget), then participants in the Executive Bonus Pool would receive, in the aggregate, $1,600,000, calculated as follows: an amount equal to $20,000,000 multiplied by 8% (or $1,600,000), would be funded into the Executive Bonus Pool, of which 100% of that


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         amount would be distributed to all  participants.  Notwithstanding  the foregoing, if $1,600,000 exceeded the Maximum Executive Bonus Pool, then the $1,600,000 would be reduced to an amount equal to the Maximum Executive Bonus Pool.

E.       DEFINITIONS:

         For purposes of calculating the Executive Bonus Pool and amounts payable to participants hereunder, the following terms shall have the following meanings:

         The term "CONTRIBUTION MARGIN" shall mean, with respect to any fiscal year, an amount equal to the Company's Gross Revenue (other than Gross Revenue attributable to eNewMedia) for such fiscal year, LESS the following third party costs accrued during such fiscal year, all as determined in accordance with GAAP: (a) all costs related to payment processing by the Company including but not limited to; third party credit card/payment processing charges, charge backs, disputed charges, and credits issued, (b) fees paid to host browse channels and serve digital files to "seed" the files into a peer-to-peer network and to serve as a quality of service backup to ensure that the files are always available, (c) fees paid to convert and digitally encode content into the proper format, (d) fees paid to DRM content and provide HTML and database entry services associated with publishing content, (e) all costs and fees associated with the license of content and technology from a content and/or technology provider, and (f) any Company internal employment costs associated with any of the foregoing costs.

         The Term "BUDGETED CONTRIBUTION MARGIN" shall mean, with respect to any fiscal year, an estimate of the Contribution Margin for such fiscal year as determined in good faith by the Company's Board of Directors or Compensation Committee of the Board of Directors. Executive shall be entitled to participate in discussions relating to determination of the Budgeted Contribution Margin, and the Board shall consider (but shall not be obligated to adopt) Executive's input in determining the Budgeted Contribution Margin.


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